Exhibit (p)

SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of February 17, 2022, between AG Twin Brook Capital Income Fund, a Delaware statutory trust (the “Fund”) and Angelo, Gordon & Co., L.P. (the “Purchaser”).

WHEREAS, the Fund is an investment company that expects to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund proposes to issue and sell three classes of common shares of beneficial interest, Class S, Class D and Class I, to the public pursuant to a Registration Statement on Form N-2 (the “Registration Statement”) filed with the United States Securities and Exchange Commission; and

NOW, THEREFORE, the Fund and the Purchaser agree as follows:

1.

The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, $50,000 of the Fund’s common shares of beneficial interest, at a net asset value price of $25.00 per share (the “Shares”) as of the date hereof.

2.

The Purchaser represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

3.

The Purchaser elects not to participate in the Fund’s Distribution Reinvestment Plan and has completed or will complete upon request by the Fund the Wiring Instructions for Cash Distributions form attached as Exhibit A hereto.

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IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

AG TWIN BROOK CAPITAL INCOME FUND

By:	/s/ Jenny B. Neslin
Name: Jenny B. Neslin
Title: General Counsel and Secretary

ANGELO, GORDON & CO., L.P.

By:	/s/ Gregory Shalette
Name: Gregory Shalette
Title: Authorized Signatory

EXHIBIT A

Wiring Instructions for Cash Distributions

1. Wiring Instructions for Cash Distributions*:

Name of bank (the “Wiring Bank”):
ABA number:
Account name:
Account number:
FFC name:
FFC number:
Contact name:
Contact telephone:

2. Is the Wiring Bank located in an approved FATF Country**?	YES	NO
	☒	☐

If yes, please answer question (3) below.

3. Are you a customer of the Wiring Bank?	YES	NO
	☒	☐

If the Purchaser responded “No” to questions 2 or 3 above, additional information will be required from the Purchaser.

4. All notices, requests and other communications with respect to wiring instructions shall be given, made or delivered by the Fund to the Purchaser by personal hand-delivery or by electronic mail, addressed to:

Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Phone: (212) 692-2000

*

If additional space is required, please provide these instructions in a separate attachment to this exhibit. Alternatively, if instructions are not available at this time, they may be furnished directly to the Fund as soon as they are available. Please be advised that any disbursements will automatically be sent as indicated above unless the Fund is notified otherwise in writing.

**

As of the date hereof, countries that are approved members of the Financial Action Task Force on Money Laundering (each, an “Approved FATF Country”) are: Argentina, Australia, Austria, Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, Greece, Hong Kong, Iceland, India, Ireland, Israel, Italy, Japan, Korea, Luxembourg, Malaysia, Mexico, Netherlands (Kingdom of), New Zealand, Norway, Portugal, Russian Federation, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Turkey, United Kingdom and the United States.